EXHIBIT 10.1

FORM OF INVESTMENT AGREEMENT

effective as provided in Section 6.14

between

EAST WEST BANCORP, INC.

and

THE PURCHASER PARTY HERETO

TABLE OF CONTENTS

ARTICLE I PURCHASE; ESCROW; Closing		1

1.1	Purchase	1
1.2	Escrow; Closing	1

ARTICLE II REPRESENTATIONS AND WARRANTIES		3

2.1	Disclosure	3
2.2	Representations and Warranties of the Company	4
2.3	Representations and Warranties of Purchaser	16

ARTICLE III COVENANTS		18

3.1	Filings; Other Actions	18
3.2	Access, Information and Confidentiality	20
3.3	Conduct of the Business	22

ARTICLE IV ADDITIONAL AGREEMENTS		22

4.1	Agreement	22
4.2	Transfer Restrictions	24
4.3	[Reserved]	25
4.4	Legend	26
4.5	Reservation for Issuance	26
4.6	Certain Transactions	26
4.7	Indemnity	27
4.8	Exchange Listing	29
4.9	Registration Rights	30
4.10	Certificate of Designations	42
4.11	[Reserved]	42
4.12	[Reserved]	42
4.13	Subscription Rights	42
4.14	Other Purchasers	46
4.15	Tax Treatment of Convertible Preferred Stock	46
4.16	FIRPTA Assistance	46

ARTICLE V TERMINATION; RESCISSION		47

5.1	Termination; Rescission	47

ARTICLE VI MISCELLANEOUS		48

6.1	Survival	48
6.2	Expenses	48
6.3	Amendment; Waiver	48
6.4	Counterparts and Facsimile	48
6.5	Governing Law	48
6.6	WAIVER OF JURY TRIAL	48
6.7	Notices	49

i

6.8	Entire Agreement, Etc.	49
6.9	Interpretation; Other Definitions	50
6.10	Captions	50
6.11	Severability	50
6.12	No Third Party Beneficiaries	51
6.13	Time of Essence	51
6.14	Effectiveness	51
6.15	Public Announcements	51
6.16	Specific Performance	52

INDEX OF DEFINED TERMS

Term	Location of Definition
Affiliate	6.9(a)
Agreement	Preamble
Bank	5.1
Beneficial Owner	4.1(f)
Beneficially Own	4.1(f)
Benefit Plan	2.2(q)(1)
BHC Act	2.2(a)(1)
Board of Directors	2.2(d)(1)
business day	6.9(e)
Capitalization Date	2.2(b)
CERCLA	2.2(t)
Certificate of Incorporation	Recitals
Certificate Purchaser	1.2
CIBC Act	4.1(a)
Closing	1.2
Closing Date	1.2
Code	2.2(i)
Common Stock	Recitals
Company	Preamble
Company Financial Statements	2.2(f)
Company Preferred Stock	2.2(b)
Company Reports	2.2(g)(1)
Company Significant Subsidiary	2.2(a)(2)
Company Subsidiary	2.2(a)(2)
Company 10-K	2.1©(2)(A)
control/controlled by/under common control with	6.9(a)
Convertible Preferred Stock	Recitals
Delaware Secretary	Recitals
De Minimis Claim	4.7(e)
Disclosure Schedule	2.1(a)
Discounted New Security Price	4.13(a)
Effectiveness Date	6.14
ERISA	2.2(q)(1)
Escrow Agent	1.2(a)
Escrow Agreement	1.2(a)
Exchange Act	2.2(g)(1)
Failed Bank	5.1
Federal Reserve	4.2(b)(3)
GAAP	2.1(b)
Governmental Entity	2.2(e)
herein/hereof/hereunder	6.9(d)

Term	Location of Definition
Holder	4.9(l)(1)
Holders’ Counsel	4.9(l)(2)
HSR Act	3.1
including/includes/included/include	6.9
Indemnified Party	4.7
Indemnifying Party	4.7
Indemnitee	4.9(g)
Information	3.2
Institutional Investor	2.3(d)
knowledge of the Company	6.9(g)
Liens	2.2
Losses	4.7(a)
material	2.1(b)
Material Adverse Effect	2.1(b)
Money Laundering Laws	2.2(x)
New Security	4.13
OFAC	2.2(y)
Other Purchaser	4.14
P&A Agreement	5.1
P&A Closing	5.1
Pending Underwritten Offering	4.9(m)
person	6.9(f)
Piggyback Registration	4.9(a)(4)
Pre-Closing Period	3.3
Preferred Stock Certificate of Designations	Recitals
Previously Disclosed	2.1
Purchase Price	Purchaser Signature Page
Purchaser	Preamble
Qualifying Ownership Interest	3.2(a)
Register, registered and registration	4.9(l)(3)
Registrable Securities	4.9(l)(4)
Registration Expenses	4.9(l)(5)
Regulatory Agreement	2.2(s)
Rule 144	4.9(l)(6)
Rule 159A	4.9(l)(6)
Rule 405	4.9(l)(6)
Rule 415	4.9(l)(6)
Scheduled Black-out Period	4.9(l)(7)
Scheduled Date	1.2(c)
SEC	2.1(c)(2)(A)
Section 1.2(c) Purchaser	1.2
Securities	Recitals
Securities Act	2.2(g)(1)
Selling Expenses	4.9(l)(8)

Term	Location of Definition
Shelf Registration Statement	4.9(a)(2)
Significant Subsidiary	2.2(a)(2)
Special Registration	4.9(j)
Stockholder Proposal	3.1(b)
Subsidiary	2.2(a)(2)
Tax/Taxes	2.2(i)
Tax Return	2.2(i)
Threshold Amount	4.7(e)
Transfer	4.2(a)
Transfer Agent	1.2
Voting Debt	2.2(b)
Voting Securities	4.1(f)

v

LIST OF SCHEDULES AND EXHIBITS

Exhibit A:	Preferred Stock Certificate of Designations
Exhibit B:	Escrow Agreement
Exhibit C:	Purchaser Side Letter (if executed by Purchaser)

INVESTMENT AGREEMENT, effective as provided in Section 6.14 (this “Agreement”), between East West Bancorp. Inc., a Delaware corporation (the “Company”) and the person set forth on the signature page hereto under the caption “Purchaser” (“Purchaser”).

RECITALS:

A. The Investment. The Company intends to sell to Purchaser, and Purchaser intends to purchase from the Company, as an investment in the Company, (i) shares of a mandatorily convertible cumulative non-voting perpetual preferred stock, par value $0.001, of the Company, having the terms set forth on Exhibit A (the “Convertible Preferred Stock”) and (ii) shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), all as described herein.

B. The Securities. The term “Securities” refers collectively to (i) the shares of Convertible Preferred Stock and Common Stock purchased under this Agreement and (ii) the shares of Common Stock into which the Convertible Preferred Stock is convertible. When purchased, the Convertible Preferred Stock will have the terms set forth in a certificate of designations for the Convertible Preferred Stock in the form attached as Exhibit A (the “Preferred Stock Certificate of Designations”) made a part of the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) by the filing of the Preferred Stock Certificate of Designations with the Secretary of State of the State of Delaware (the “Delaware Secretary”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE; ESCROW; CLOSING

1.1 Purchase. On the terms and subject to the conditions set forth herein, Purchaser will purchase from the Company, and the Company will sell to Purchaser, the number of shares of Convertible Preferred Stock and Common Stock set forth on the signature page hereto.

1.2 Escrow; Closing. (a) Unless Purchaser is a Section 1.2(c) Purchaser, concurrent with the signing hereof, (i) Purchaser has deposited the Purchase Price with Mellon Investor Services LLC, as Escrow Agent (the “Escrow Agent”) pursuant to that certain Escrow Agreement (in the form attached hereto as Exhibit B) among Purchaser, the Company, the Escrow Agent and the other parties thereto (as it may be amended or otherwise modified from time to time, the “Escrow Agreement”) and (ii) the Company has issued instructions to BNY Mellon Shareowner Services, the Company’s transfer agent (the “Transfer Agent”) authorizing the issuance, in book-entry form, to Purchaser of the Securities specified on Purchaser’s signature page hereto concurrent with the Escrow Agent’s release of the Purchase Price to the Company pursuant to the Escrow

Agreement; provided, however, that if the Company and Purchaser shall have agreed (as indicated on Purchaser’s signature pages hereto) that Purchaser will receive Securities in certificated form (any such Purchaser, a “Certificate Purchaser”) then the instructions referenced in the preceding clause (ii) shall instead instruct the Transfer Agent to issue such specified Securities in certificated form.

(b) Unless Purchaser is a Section 1.2(c) Purchaser, pursuant to the terms of the Escrow Agreement, on the date so specified for release of funds from the Escrow Account to the Company (such date, the “Closing Date”, and such release of funds and issuance of Securities, the “Closing”), the Escrow Agent shall release the Purchase Price to the Company and the Transfer Agent shall issue the Securities to Purchaser as provided in the instructions referred to in paragraph (a) above. If Purchaser and the Company have previously agreed (as indicated on Purchaser’s signature page hereto) that Purchaser may rely on Section 1.2(c) instead of on Sections 1.2(a) and (b), such Purchaser is a “Section 1.2(c) Purchaser”.

(c) If Purchaser and the Company have previously agreed (as indicated on Purchaser’s signature page hereto) that Purchaser may rely on this Section 1.2(c) instead of on Sections 1.2(a) and (b) (any such Purchaser, a “Section 1.2(c) Purchaser”), then with respect to Purchaser Section 1.2(a) and Section 1.2(b) shall not apply and shall have no force and effect, and this Section 1.2(c) shall apply instead. This Section 1.2(c) shall not apply and shall have no force or effect for any Purchaser that is not a Section 1.2(c) Purchaser. If Purchaser is a Section 1.2(c) Purchaser, then at 1:00 p.m. (Eastern Time) on the Closing Date (as defined below) (i) Purchaser shall pay the Purchase Price by wire transfer of immediately available funds to an account designated by the Company and (ii) the Company shall issue instructions to BNY Mellon Shareowner Services, the Company’s transfer agent (the “Transfer Agent”) to issue, in book-entry form (or, if the Company and Purchaser shall have agreed (as indicated on Purchaser’s signature pages hereto) that Purchaser will receive Securities in certificated form (any such Purchaser, a “Certificate Purchaser”), then in certificated form) the Securities specified on Purchaser’s signature page hereto concurrent with Purchaser’s payment of the Purchase Price to the Company. The Company anticipates that the P&A Closing will occur on November 6, 2009. If Purchaser is a Section 1.2(c) Purchaser, then the “Closing Date” shall be November 6, 2009, unless the Federal Deposit Insurance Corporation shall have notified the P&A Closing will not occur on November 6, 2009. In the event that the Federal Deposit Insurance Corporation notifies the Company that the P&A Closing will not occur on November 6, 2009 (or any other Scheduled Date as contemplated by this paragraph), the Company will provide Purchaser notice thereof. Upon notice from the Federal Deposit Insurance Corporation of a different scheduled date for the P&A Closing (any such date, the “Scheduled Date”), the Company shall promptly provide Purchaser notice thereof. Unless the Federal Deposit Insurance Corporation shall have notified the Company that the P&A Closing will not occur on a particular Scheduled Date, then the “Closing Date” shall mean such Scheduled Date. The “Closing” means the transfer of funds and issuance of Securities as contemplated hereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Disclosure. (a) On or prior to November 2, 2009, the Company delivered to Purchaser and Purchaser delivered to the Company a schedule (a “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2 with respect to the Company, or in Section 2.3 with respect to Purchaser, or to one or more covenants contained in Article III.

(b) As used in this Agreement, any reference to any fact, change, circumstance or effect being “material” with respect to the Company means such fact, change, circumstance or effect is material in relation to the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole. As used in this Agreement, the term “Material Adverse Effect” means any circumstance, event, change, development or effect that, individually or in the aggregate, (1) is material and adverse to the business, assets, results of operations or financial condition of the Company and Company Subsidiaries taken as a whole or (2) would materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Closing; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) changes, after November 2, 2009, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles generally applicable to banks, savings associations or their holding companies, (B) changes, after November 2, 2009, in applicable laws, rules and regulations or interpretations thereof by Governmental Entities, (C) actions or omissions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of Purchaser, (D) changes in general economic, monetary or financial conditions, including changes in prevailing interest rates, credit markets, secondary mortgage market conditions or housing price appreciation/depreciation trends, (E) changes in the market price or trading volumes of the Common Stock or the Company’s other securities (but not the underlying causes of such changes), (F) the failure of the Company to meet any internal or public projections, forecasts, estimates or guidance (including guidance as to “earnings drivers”) for any period ending on or after December 31, 2008 (but not the underlying causes of such failure), (G) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, and (H) the public disclosure of this Agreement or the transactions contemplated hereby; except, with respect to clauses (A), (D) and (G), to the extent that the effects of such changes have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated banks, savings associations or their holding companies generally.

(c) “Previously Disclosed” with regard to (1) a party means information set forth on its Disclosure Schedule, provided, however, that disclosure in any section of such Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of this Agreement, and (2) the Company means information publicly disclosed by the Company in (A) its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed by it with the Securities and Exchange Commission (“SEC”) on March 2, 2009 (the “Company 10-K”), (B) its Definitive Proxy Statement on Schedule 14A, as filed by it with the SEC on April 30, 2009, (C) any Current Report on Form 8-K filed or furnished by it with the SEC since January 1, 2009 and publicly available prior to November 2, 2009 or (D) its Quarterly Reports on Form 10-Q for the periods ending March 31, 2009 and June 30, 2009, as filed with the SEC on May 11, 2009 and August 10, 2009, respectively, (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature).

2.2 Representations and Warranties of the Company. Except as Previously Disclosed, the Company represents and warrants to Purchaser, as of November 2, 2009 and as of the Closing Date (except to the extent made only as of a specified date in which case as of such date), that:

(a) Organization and Authority. (1) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would have a Material Adverse Effect, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”). The Company has furnished to Purchaser true, correct and complete copies of the Certificate of Incorporation and bylaws as in effect on November 2, 2009.

(2) Each Company Significant Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would have a Material Adverse Effect, and has the corporate power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is being conducted. The Company’s principal depository institution subsidiary is duly organized and validly existing as a California chartered bank and its deposit accounts are insured up to applicable limits by the Federal Deposit Insurance Corporation, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or threatened. As used herein, “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such person or a subsidiary of such person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more subsidiaries thereof; “Company Subsidiary” means any Subsidiary of the Company; “Company Significant Subsidiary” means any Significant Subsidiary of the Company; and “Significant Subsidiary” means, with respect to any person, any Subsidiary that would constitute a “significant Subsidiary” of such person within the meaning of Rule 1-02 of Regulation S-X of the SEC. Schedule 2.2(b) contains a correct and complete list of the Company Subsidiaries as of November 2, 2009.

(b) Capitalization. The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share of the Company (the “Company Preferred Stock”). As of the close of business on October 27, 2009 (the “Capitalization Date”), there were 91,731,833 shares of Common Stock outstanding and 392,287 shares of Company Preferred Stock outstanding, consisting of 85,741 shares of 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, and 306,546 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B. Since the Capitalization Date and through November 2, 2009, except in connection with this Agreement and the transactions contemplated hereby, the Company has not (i) issued or authorized the issuance of any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock, (ii) reserved for issuance any shares of Common Stock or Company Preferred Stock or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Common Stock or Company Preferred Stock. As of the close of business on the Capitalization Date, other than an aggregate of 3,586,565 shares of Common Stock which have been reserved for issuance, no shares of Common Stock or Company Preferred Stock were reserved for issuance. All of the issued and outstanding shares of Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. As of the

November 2, 2009, except (i) pursuant to any cashless exercise provisions of any Company stock options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Benefit Plans, and (ii) as set forth elsewhere in this Section 2.2(b), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of Common Stock or Company Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).

(c) Company’s Subsidiaries. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company Significant Subsidiaries, free and clear of any liens, charges, adverse rights or claims, pledges, covenants, title defects, security interests and other encumbrances of any kind (“Liens”), and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock, any other equity security or any Voting Debt of such Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock, any other equity security or Voting Debt of such Company Subsidiary.

(d) Authorization. (1) The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and unanimously authorized by the board of directors of the Company (the “Board of Directors”). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby, subject, in the case of the authorization and issuance of the shares of Common Stock to be issued on conversion of the Convertible Preferred Stock to be purchased under this Agreement, to receipt of the approval by the Company’s stockholders of the Stockholder Proposal. The only vote of the stockholders of the Company required to approve the conversion of the Convertible Preferred Stock into Common Stock for purposes of Rule 5635 of the Nasdaq Stock Market Rules, is a majority of the total votes cast on such proposal.

(2) Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof (including the conversion provisions of the Convertible Preferred Stock), will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) subject in the case of the authorization and issuance of the shares of Common Stock to be issued on conversion of the Convertible Preferred Stock to be purchased under this Agreement, to receipt of the approval by the Company’s stockholders of the Stockholder Proposal, its Certificate of Incorporation or bylaws (or similar governing documents) or the certificate of incorporation, charter, bylaws or other governing instrument of any Company Significant Subsidiary or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Significant Subsidiary is a party or by which it may be bound, or to which the Company or any Company Significant Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) subject to compliance with the statutes and regulations referred to in Section 2.2(e), violate any law, statute, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to have a Material Adverse Effect.

(e) Governmental Consents. Other than the securities or blue sky laws of the various states and the authorization for listing on the NASDAQ Global Select Market of the shares of Common Stock to be sold pursuant to this Agreement and the shares of Common Stock into which the Convertible Preferred Stock is convertible, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any court, administrative agency or other governmental authority, whether federal, state, local or foreign, or any applicable industry self-regulatory organization (each, a “Governmental Entity”), or expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

(f) Financial Statements. Each of the consolidated balance sheets of the Company and the Company Subsidiaries and the related consolidated statements of income, stockholders’ equity and cash flows, together with the notes thereto (collectively, the “Company Financial Statements”), included in any Company Report filed with the SEC prior to November 2, 2009, (1) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (2) complied as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and (4) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates set forth therein and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein, subject, in the case of any unaudited financial statements, to normal recurring year-end adjustments.

(g) Reports. (1) Since December 31, 2006, the Company and each Company Subsidiary has timely filed all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”) and has paid all material fees and assessments due and payable in connection therewith. As of their respective dates of filing, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities. To the knowledge of the Company, as of November 2, 2009, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report. In the case of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to November 2, 2009, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With respect to all other Company Reports, the Company Reports were complete and accurate in all material respects as of their respective dates. No executive officer of the Company or any Company Subsidiary has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.

(2) The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 2.2(g). The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to November 2, 2009, to the Company’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2007 and until November 2, 2009, (A) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.

(h) Properties and Leases. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from Liens that would affect the value thereof or interfere with the use made or to be made thereof by them. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them.

(i) Taxes. (1) Each of the Company and the Company Subsidiaries has (x) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it and such Tax Returns are true and complete in all material respects and (y) paid in full all material Taxes due or made adequate provision in the financial statements of the Company (in accordance with GAAP) for any such Taxes, whether or not shown as due on such Tax Returns; (2) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of the Company Subsidiaries which deficiencies have not since been resolved, except for Taxes proposed, asserted or assessed that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided; (3) there are no material Liens for Taxes upon the assets of either the Company or the Company Subsidiaries except for statutory Liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided; (4) none of the Company or any of the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”) is applicable; (5) none of the Company or any Company Subsidiary has engaged in any transaction that is a “listed transaction” for federal income tax purposes within the meaning of Treasury Regulations section 1.6011-4, which has not yet been the subject of an audit that has been completed and resolved; and (6) assuming for these purposes that each share of Convertible Preferred Stock purchased from the Company hereunder (including all such shares purchased by Other Purchasers pursuant to Investment Agreements effective as of the same date as this Agreement) is immediately after such purchase converted into shares of Common Stock (assuming for all purposes of this clause (6) that the relevant price per share of Common Stock is the Closing Price (as defined in the Preferred Stock Certificate of Designations) as of the Trading Day (as defined in the Preferred Stock Certificate of Designations) immediately preceding November 2, 2009), none of the issuances of Securities, together with any issuances of Securities to Other Purchasers pursuant to such other Investment Agreements, will cause the Company to undergo an ownership change for purposes of Section 382 of the Code. For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including any income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, together with any interest, penalties, addition to tax, or additional amount attributable thereto, any liability attributable to the foregoing as a transferee and any payments made or owing to any other person measured by such taxes, charges, levies, penalties or other assessment, whether pursuant to a tax indemnity agreement, tax sharing payment or otherwise (other than pursuant to commercial agreements or Benefit Plans). For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

(j) Absence of Certain Changes. Since June 30, 2009 until November 2, 2009, (1) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice, (2) except for publicly disclosed ordinary dividends on the Common Stock and outstanding Company Preferred Stock, the Company has not made or declared any distribution in cash or in kind to its stockholders or issued or repurchased any shares of its capital stock or other equity interests and (3) no event or events have occurred that has had or would reasonably be expected to have a Material Adverse Effect.

(k) No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in the Company Financial Statements to the extent required to be so reflected or reserved against in accordance with GAAP, except for (1) liabilities that have arisen since June 30, 2009 in the ordinary and usual course of business and consistent with past practice, (2) contractual liabilities under (other than liabilities arising from any breach or violation of) agreements Previously Disclosed or not required by this Agreement to be so disclosed and (3) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect.

(l) Offering of Securities. Neither the Company nor any person acting on its behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Securities to be issued pursuant to this Agreement under the Securities Act, and the rules and regulations of the SEC promulgated thereunder) which might subject the offering, issuance or sale of any of the Securities to Purchaser pursuant to this Agreement to the registration requirements of the Securities Act.

(m) Status of Securities. The shares of Common Stock and shares of Convertible Preferred Stock (upon filing of the related Preferred Stock Certificate of Designations with the Delaware Secretary) to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement, such shares will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company. The shares of Common Stock issuable upon the conversion of the Convertible Preferred Stock or Substitute Preferred Stock (as defined in the Preferred Stock Certificate of Designations), if any, will, upon receipt of the approval by the Company’s stockholders of the Stockholder Proposal and filing of the related Preferred Stock Certificate of Designations with the Delaware Secretary, have been duly authorized by all necessary corporate action and when so issued upon such conversion will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company.

(n) Litigation and Other Proceedings. There is no pending or, to the knowledge of the Company, threatened, claim, action, suit, investigation or proceeding, against the Company or any Company Subsidiary or to which any of their assets are subject, nor is the Company or any Company Subsidiary subject to any order, judgment or decree, in each case except as would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, there is no unresolved violation, criticism or exception by any Governmental Entity with respect to any report or relating to any examinations or inspections of the Company or any Company Subsidiaries.

(o) Compliance with Laws. The Company and each Company Subsidiary have all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company or such Company Subsidiary. The Company and each Company Subsidiary has complied in all respects and is not in default or violation in any respect of, and none of them is, to the knowledge of the Company, under investigation with respect to or, to the knowledge of the Company, has been threatened to be charged with or given notice of any violation of, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity, other than such noncompliance, defaults or violations that would not reasonably be expected to have a Material Adverse Effect. Except for statutory or regulatory restrictions of general application, no Governmental Entity has placed any material restriction on the business or properties of the Company or any Company Subsidiary.

(p) Labor. Employees of the Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any Company Subsidiary.

(q) Company Benefit Plans.

(1) Except as has not had or would not reasonably be expected to have a Material Adverse Effect, (A) with respect to each Benefit Plan, the Company and the Company Subsidiaries have complied, and are now in compliance, in all respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Benefit Plan; and (B) each Benefit Plan has been administered in all respects in accordance with its terms. “Benefit Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, agreement or policy.

(2) Except as has not had or would not reasonably be expected to have a Material Adverse Effect, and except for liabilities fully reserved for or identified in the Financial Statements, no claim has been made, or to the knowledge of the Company threatened, against the Company or any of the Company Subsidiaries related to the employment and compensation of employees or any Benefit Plan, including any claim related to the purchase of employer securities or to expenses paid under any defined contribution pension plan.

(3) Except as has not had or would not reasonably be expected to have a Material Adverse Effect, neither the Company nor the Company Subsidiaries has incurred any withdrawal liability as a result of a complete or partial withdrawal from a “multiemployer plan”, as that term is defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full.

(4) Except as would not reasonably be expected to have a Material Adverse Effect, (A) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company or any Company Subsidiary from the Company or any Company Subsidiary under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding or increase in the funding of any such benefits or (v) result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust and (B) neither the Company nor any Company Subsidiary has taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits or resulted, or will result, in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

(r) Risk Management Instruments. Except as has not had or would not reasonably be expected to have a Material Adverse Effect, all material derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for the Company’s own account, or for the account of one or more of the Company Subsidiaries, were entered into (1) only in the ordinary course of business, (2) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (3) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of the Company Subsidiaries, enforceable in accordance with its terms. Neither the Company or the Company Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.

(s) Agreements with Regulatory Agencies. Neither the Company nor any Company Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any capital directive by, or since December 31, 2007, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has the Company or any Company Subsidiary been advised since December 31, 2007 and until November 2, 2009 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement. The Company and each Company Subsidiary are in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and neither the Company nor any Company Subsidiary has received any notice from any Governmental Entity indicating that either the Company or any Company Subsidiary is not in compliance in all material respects with any such Regulatory Agreement.

(t) Environmental Liability. There is no legal, administrative, arbitral or other proceeding, claim, action or notice of any nature seeking to impose, or that could result in the imposition of, on the Company or any Company Subsidiary, any liability or obligation of the Company or any Company

Subsidiary with respect to any environmental health or safety matters or any private or governmental, health or safety investigations or remediation activities of any nature arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary the result of which has had or would reasonably be expected to have a Material Adverse Effect; to the Company’s knowledge, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation; and to the Company’s knowledge, neither the Company nor any Company Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any such environmental liability.

(u) Anti-takeover Provisions Not Applicable. Assuming the accuracy of Purchaser’s representations and warranties set forth in Section 2.3(d), the Board of Directors has taken all necessary action to ensure that the transactions contemplated by this Agreement will be deemed to be exceptions to the provisions of Section 203 of the Delaware General Corporation Law and that any other similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law does not apply to this Agreement or to any of the transactions contemplated hereby.

(v) Knowledge as to Conditions. As of November 2, 2009, the Company knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by this Agreement will not be obtained.

(w) Brokers and Finders. Except for Deutsche Bank Securities Inc., neither the Company nor any Company Subsidiary nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary, in connection with this Agreement or the transactions contemplated hereby.

(x) Money Laundering Laws. The operations of the Company and Company Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any

Company Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

(y) OFAC. Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any Company Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(z) Concurrent Agreements. On or prior to November 2, 2009, Other Purchasers have entered into Investment Agreements, each effective as of the same date as this Agreement, pursuant to which such Other Purchasers agree to purchase shares of Common Stock and Convertible Preferred Stock for an aggregate amount of not less than $300,000,000 less the Purchase Price.

2.3 Representations and Warranties of Purchaser. Except as Previously Disclosed, Purchaser hereby represents and warrants to the Company, as of November 2, 2009 and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date), that:

(a) Organization and Authority. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and Purchaser has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

(b) Authorization. (1) Purchaser has the corporate or other power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by Purchaser’s board of directors, general partner or managing members, as the case may be (if such authorization is required), and no further approval or authorization by any of its partners or other equity owners, as the case may be, is required. This Agreement has been duly and validly executed and delivered by Purchaser and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2) Neither the execution, delivery and performance by Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Purchaser under any of the terms, conditions or provisions of (i) its certificate of limited partnership or partnership agreement or similar governing documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party or by which it may be bound, or to which Purchaser or any of the properties or assets of Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Purchaser or any of its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect Purchaser’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(3) No notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for Purchaser to purchase the Securities to be acquired at the Closing pursuant to this Agreement.

(c) Purchase for Investment. Purchaser acknowledges that the Securities have not been registered under the Securities Act or under any state securities laws. Purchaser (1) is acquiring the Securities pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Securities to any person, (2) will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision, and (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).

(d) Ownership. Except as set forth on the signature pages hereto, as of November 2, 2009, neither Purchaser nor any of its Affiliates (other than (i) any portfolio company with respect to which Purchaser is not the party exercising control over investment decisions and (ii) if Purchaser is an Institutional Investor, its non-controlled Affiliates) are the owners of record or the Beneficial Owners of shares of Common Stock or securities convertible into or exchangeable for Common Stock. Purchaser shall be considered an “Institutional Investor” if (i) Purchaser is a registered investment company pursuant to the Investment Company Act of 1940, as amended, serves as common investment advisor to multiple investment advisory accounts on behalf of which Securities are being purchased hereunder and which accounts are set forth on an Schedule A to Purchaser’s signature page hereto or is one of multiple investment advisory accounts with a common investment advisor on behalf of which Securities are being purchased hereunder and which accounts are set forth on Schedule A to Purchaser’s signature page hereto and (ii) the Company has checked the appropriate box on Purchaser’s signature page hereto indicating that Purchaser is an “Institutional Investor” for purposes of this Agreement.

(e) [Reserved]

(f) Knowledge as to Conditions. As of November 2, 2009, Purchaser does not know of any reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation by it of the transactions contemplated by this Agreement will not be obtained.

(g) Brokers and Finders. Neither Purchaser nor its Affiliates, any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Purchaser, in connection with this Agreement or the transactions contemplated hereby, in each case, whose fees the Company would be required to pay (other than pursuant to the reimbursement of expenses provisions of Section 6.2).

ARTICLE III

COVENANTS

3.1 Filings; Other Actions.

(a) Purchaser, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters. In particular, Purchaser will, to the extent required, use its reasonable best efforts to promptly obtain or submit, and the Company will cooperate as may reasonably be requested by Purchaser to help Purchaser promptly obtain or submit, as the case may be, as promptly as practicable, the approvals and authorizations of, filings and registrations with, and notifications to, or expiration or termination of any applicable waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or applicable competition or merger control laws of other jurisdictions, all notices to and, to the extent required by applicable law or regulation, consents, approvals or exemptions from bank regulatory authorities, for the transactions contemplated by this Agreement. Without limiting the foregoing, to the extent required, Purchaser and the Company shall prepare and file a Notification and Report Form pursuant to the HSR Act in connection with the transactions contemplated by this Agreement as promptly as practicable after the Closing Date (and in any event within 15 business days after the P&A Closing). Purchaser and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 3.1(a). Purchaser shall promptly furnish the Company, and the Company shall promptly furnish Purchaser, to the extent permitted by applicable law, with copies of written communications received by it or its Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

(b) Unless this Agreement has been terminated and the purchase of Securities hereunder rescinded pursuant to Section 5.1, the Company shall call a special meeting of its stockholders, as promptly as practicable following the Closing, to vote on a proposal (the “Stockholder Proposal”) to approve the conversion of the Convertible Preferred Stock into Common Stock for purposes of Rule 5635 of the Nasdaq Stock Market Rules and to approve the issuance of Common Stock or other securities pursuant to this Agreement or the Preferred Stock Certificate of Designations. The Board of Directors shall unanimously recommend to the Company’s stockholders that such stockholders vote in favor of the Stockholder Proposal. In connection with such meeting, the Company shall promptly prepare (and Purchaser will reasonably cooperate with the Company to prepare) and file (but in no event more than twenty business days after the Closing Date) with the SEC a preliminary proxy statement, shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such stockholders’ meeting to be mailed to the Company’s stockholders not more than five business days after clearance thereof by the SEC, and shall use its reasonable best efforts to solicit proxies for such stockholder approval. The Company shall notify Purchaser promptly of the receipt of any comments from the SEC or its staff with respect to the proxy statement and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and will supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement. If at any time prior to such stockholders’ meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. Each of Purchaser and the Company agrees promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail to its stockholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations. The Company shall consult with Purchaser prior to filing any proxy statement, or any amendment or supplement thereto, and provide Purchaser with a reasonable opportunity to comment thereon. In the event that the approval of the Stockholder Proposal is not obtained at such special stockholders meeting, the Company shall include a proposal to approve (and the Board of Directors shall unanimously recommend approval of) such proposal at a meeting of its stockholders no less than once in each subsequent six-month period beginning on the date of such special stockholders meeting until such approval is obtained.

(c) Purchaser, on the one hand, agrees to furnish the Company, and the Company, on the other hand, agrees, upon request, to furnish to Purchaser, all information concerning itself, its Affiliates, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement in connection with any such stockholders meeting and any other statement, filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Entity in connection with the Closing and the other transactions contemplated by this Agreement.

3.2 Access, Information and Confidentiality.

(a) From the Effectiveness Date, until the date when the Securities purchased pursuant to this Agreement and held by Purchaser (if Purchaser is an Institutional Investor, for all purposes of the definition of Qualifying Ownership Interest Purchaser’s ownership shall include any Securities purchased hereunder by Purchaser and/or any accounts set forth on Schedule A to Purchaser’s signature page) represent less than 5% of the outstanding Common Stock (counting as shares owned by Purchaser all shares of Common Stock into which shares of Convertible Preferred Stock owned by Purchaser are convertible and assuming that to the extent Purchaser shall purchase any additional shares of Common Stock, any later sales of Common Stock by Purchaser shall be deemed to be shares other than Securities to the extent of such additional purchases) (ownership of 5% or more of such shares of outstanding Common Stock being a “Qualifying Ownership Interest”), the Company will permit Purchaser to visit and inspect, at Purchaser’s expense, the properties of the Company and the Company Subsidiaries, to examine the corporate books and to discuss the affairs, finances and accounts of the Company and the Company Subsidiaries with the principal officers of the Company, all upon reasonable notice and at such reasonable times and as often as Purchaser may reasonably request. Any investigation pursuant to this Section 3.2 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company, and nothing herein shall require the Company or any Company Subsidiary to disclose any information to the extent (i) prohibited by applicable law or regulation, (ii) that the Company reasonably believes such information to be competitively sensitive proprietary information (except to the extent Purchaser provides assurances reasonably acceptable to the Company that such information shall not be used by Purchaser or its Affiliates to compete with the Company and Company Subsidiaries), or (iii) that such disclosure would reasonably be expected to cause a violation of any agreement to which the Company or any Company Subsidiary is a party or would cause a risk of a loss of privilege to the Company or any Company Subsidiary (provided that the Company shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances where the restrictions in this clause (iii) apply). In the event, and to the extent, that, as a result of any change in applicable law or regulation or a judicial or administrative interpretation of applicable law or regulation, it is reasonably determined that the rights afforded pursuant to this Section 3.2 are not sufficient for purposes of the Department of Labor’s “plan assets” regulations, to the extent such plan assets regulation applies to the investment in the Securities, Purchaser and the Company shall cooperate in good faith to agree upon mutually satisfactory management access and information rights which satisfy such regulations. Purchaser may elect not to be covered by this Section 3.2(a) by so advising the Company in writing.

(b) Purchaser confirms that it is aware that United States securities laws may prohibit any person who has material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities. After the Closing, the Company will not intentionally provide Purchaser with material non-public information without Purchaser’s prior consent, except in connection with the subscription rights set forth in Section 4.13.

(c) Each party hereto will hold, and will cause its respective Affiliates and its and their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval, examination or inspection or unless disclosure is required by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by or on behalf of such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a non-confidential basis, (2) in the public domain through no fault of such party or (3) later lawfully acquired from other sources by such party), and Purchaser shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants and advisors.

3.3 Conduct of the Business. Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 5.1 (the “Pre-Closing Period”), the Company shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts to carry on its business in the ordinary course of business and use reasonable best efforts to maintain and preserve its and such Company Subsidiary’s business (including its organization, assets, properties, goodwill and insurance coverage) and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it; provided that nothing in this sentence shall limit or require any actions that the Board of Directors may, in good faith, determine to be inconsistent with their duties or the Company’s obligations under applicable law or imposed by any Governmental Entity. During the Pre-Closing Period (i) the Company shall not declare or pay any dividend or distribution on the Common Stock (other than regular quarterly cash dividends of not more than $0.01 per share per quarter) and (ii) if the Company takes any action that would require any antidilution adjustment to be made under the Preferred Stock Certificate of Designations as if issued on November 2, 2009, the Company shall make appropriate adjustments such that Purchaser will receive the benefit of such transaction as if the Securities to be purchased by Purchaser at the Closing had been outstanding as of the date of such action.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Agreement. Purchaser agrees that until the earlier of (i) the third anniversary of the Closing Date and (ii) such time as Purchaser no longer has a Qualifying Ownership Interest, without the prior written approval of the Company, neither Purchaser nor any of its Affiliates (other than, if Purchaser is an Institutional Investor, its non-controlled Affiliates) will, directly or indirectly:

(a) in any way acquire, offer or propose to acquire or agree to acquire, Beneficial Ownership of any Voting Securities if such acquisition would result in Purchaser or its Affiliates (i) being deemed to “control” the Company within the meaning of the BHC Act and the Change in Bank Control Act of 1978 (the “CIBC Act”), as amended or Section 700 et. seq. of the California Financial Code and any rules and regulations promulgated thereunder or (ii) having Beneficial Ownership of 25% or more of the outstanding shares of a class of voting securities (under the meaning of the BHC Act and the rules and regulations promulgated thereunder) or Common Stock of the Company (for the avoidance of doubt, for purposes of calculating the Beneficial Ownership of Purchaser and its Affiliates hereunder, (x) any security that is convertible into, or exercisable for, any such voting securities or Common Stock that is Beneficially Owned by Purchaser or its Affiliates shall be treated as fully converted or exercised, as the case may be, into the underlying voting securities or Common Stock, and (y) any security convertible into, or exercisable for, the Common Stock other than the Convertible Preferred Stock that is Beneficially Owned by any person other than Purchaser or any of its Affiliates shall not be taken into account), other than in the case of clauses (i) or (ii), solely as a result of the exercise of any rights or obligations set forth in this Agreement;

(b) enter into or agree, offer, propose or seek (whether publicly or otherwise) to enter into, any acquisition transaction, merger or other business combination relating to all or part of the Company or any of the Company Subsidiaries or any acquisition transaction for all or part of the assets of the Company or any Company Subsidiary or any of their respective businesses;

(c) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined under Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) to vote, or (except if Purchaser is an Institutional Investor) seek to advise or influence any person or entity with respect to the voting of, any Voting Securities of the Company or any Company Subsidiary;

(d) call or seek to call a meeting of the stockholders of the Company or any of the Company Subsidiaries or initiate any stockholder proposal for action by stockholders of the Company or any of the Company Subsidiaries, form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder) with respect to any Voting Securities, or seek, propose or otherwise act alone or in concert with others, to exercise a controlling influence over the management, board of directors or policies of the Company or any Company Subsidiaries; or

(e) bring any action or otherwise act to contest the validity of this Section 4.1 (provided that neither Purchaser nor any of its Affiliates shall be restricted from contesting the applicability of this Section 4.1 to Purchaser or any of its Affiliates to any particular circumstance) or seek a release of the restrictions contained herein, or make a request to amend or waive any provision of this Section 4.1;

provided that nothing in this Section 4.1 shall prevent Purchaser or its Affiliates from voting any Voting Securities then Beneficially Owned by Purchaser or its Affiliates in any manner.

(f) For purposes of this Agreement, a person shall be deemed to “Beneficially Own” any securities of which such person is considered to be a “Beneficial Owner” under Rule 13d-3 under the Exchange Act. For purposes of this Agreement, “Voting Securities” shall mean at any time shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors.

(g) Notwithstanding the foregoing, the parties hereby agree that nothing in this Section 4.1 shall apply to any portfolio company with respect to which Purchaser is not the party exercising control over the decision to purchase Voting Securities or to vote such Voting Securities; provided that Purchaser does not provide to such entity any non-public information concerning the Company or any Company Subsidiary and such portfolio company is not acting at the request or direction of or in coordination with Purchaser; and provided, further, that ownership of such shares is not attributed to Purchaser under the BHC Act, the CIBC Act or Section 700 et. seq. of the California Financial Code and any rules and regulations promulgated thereunder.

4.2 Transfer Restrictions.

(a) Restrictions on Transfer. Except as otherwise permitted in this Agreement, Purchaser will not transfer, sell, assign or otherwise dispose of (“Transfer”) any Securities acquired pursuant to this Agreement, except as follows: following the date that is six months from the Closing Date, Purchaser may Transfer any or all of the Securities owned by Purchaser from time to time; provided that, except for Transfers pursuant to Rule 144 under the Securities Act or a registered underwritten offering, Purchaser must reasonably believe that any transferee in any such Transfer would not own more than 4.9% of the Common Stock (including for this purpose shares of Common Stock issuable upon conversion of the Convertible Preferred Stock) after such Transfer unless such Securities are being transferred to a person Purchaser reasonably believes would upon such purchase be eligible to file a Schedule 13G in respect thereof.

(b) Purchaser Permitted Transfers. Notwithstanding Section 4.2(a), Purchaser shall be permitted to Transfer any portion or all of its Securities at any time under the following circumstances:

(1) Transfers to (A) any Affiliate of Purchaser under common control with Purchaser’s ultimate parent, general partner or investment advisor or (B) any limited partner or shareholder of Purchaser, but in each case only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (any such transferee shall be included in the term “Purchaser”).

(2) Transfers pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or change of control involving the Company or any Company Subsidiaries.

(3) In the event that, as a result of (A) any share repurchases, recapitalizations, redemptions or similar actions by the Company not caused by Purchaser or (B) any change in the amount of Securities held by Purchaser resulting from the adjustment or exchange provisions or other terms of the Securities, Purchaser reasonably determines, based on the advice of legal counsel and following consultation with the Company and, if the Company reasonably so requests, the Board of Governors of the Federal Reserve System (the “Federal Reserve”), that unless it disposes of all or a portion of its Securities, it or any of its Affiliates could reasonably be deemed to “control” the Company for purposes of the BHC Act, the CIBC Act, or Section 700 et. seq. of the California Financial Code or any rules or regulations promulgated thereunder (or any successor provisions), then Purchaser shall be permitted to Transfer the portion of the Securities reasonably necessary to avoid such control determination (provided that any such Transfer may only be made in the manner described in the second proviso to Section 4.2(a)).

(4) If, and to the extent that, the Federal Reserve directs the Company to waive the restrictions of Section 4.2(a) with respect to Purchaser.

(c) Hedging. Purchaser agrees that, during the six-month period following the Closing, it shall not, directly or indirectly, enter into any hedging agreement, arrangement or transaction, the value of which is based upon the value of any of the Securities purchased pursuant to this Agreement, except for transactions involving an index-based portfolio of securities that includes Common Stock (provided that the value of such Common Stock in such portfolio is not more than 5% of the total value of the portfolio of securities). For the avoidance of doubt, following the date that is six months from the Closing Date, Purchaser shall be permitted to, directly or indirectly, enter into any such hedging agreement, arrangement or transaction, including any transactions involving index-based portfolio of securities that includes Common Stock (regardless of the value of such Common Stock in such portfolio relative to the total value of the portfolio of securities) or involving the purchase or sale of derivative securities or any short sale of Common Stock.

4.3 [Reserved].

4.4 Legend. (a) Purchaser agrees that all certificates or other instruments, if any, representing the Securities subject to this Agreement will bear a legend and with respect to Securities held in book-entry form, the Transfer Agent will record a legend on the share register substantially to the following effect:

(1) THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(2) THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, EFFECTIVE AS OF THE EFFECTIVENESS DATE THEREOF, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b) Upon request of Purchaser, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause clause (1) of the legend to be removed from any certificate for any Securities to be Transferred in accordance with the terms of this Agreement and clause (2) of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement. Purchaser acknowledges that the Securities have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

4.5 Reservation for Issuance. The Company will reserve that number of shares of Common Stock sufficient for issuance upon exercise or conversion of Securities owned at any time by Purchaser without regard to any limitation on such conversion; provided that in the case of the Convertible Preferred Stock, the Company will reserve such sufficient number of shares of Common Stock following the approval of the stockholders pursuant to Section 3.1(b).

4.6 Certain Transactions. The Company will not merge or consolidate into, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless the successor, transferee or lessee party, as the case may be (if not the Company), expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company.

4.7 Indemnity. (a) The Company agrees, subject to applicable law, to indemnify and hold harmless Purchaser and its Affiliates and each of their respective officers, directors, partners, members and employees, and each person who controls Purchaser within the meaning of the Exchange Act and the rules and regulations promulgated thereunder, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable attorneys’ fees and disbursements), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or resulting from (1) any inaccuracy in or breach of the Company’s representations or warranties in this Agreement or (2) the Company’s breach of agreements or covenants made by the Company in this Agreement (other than any Losses attributable to any breach of this Agreement by Purchaser) or (3) any action, suit, claim, proceeding or investigation by any Governmental Entity, stockholder of the Company or any other person (other than the Company) relating to this Agreement or the transactions contemplated hereby (other than any Losses attributable to the acts, errors or omissions on the part of Purchaser, but not including the transactions contemplated hereby).

(b) Purchaser agrees, subject to applicable law, to indemnify and hold harmless each of the Company and its Affiliates and each of their officers, directors, partners, members and employees, and each person who controls the Company within the meaning of the Exchange Act and the rules and regulations promulgated thereunder, from and against any and all Losses arising out of or resulting from (1) any inaccuracy in or breach of Purchaser’s representations or warranties in this Agreement or (2) Purchaser’s breach of agreements or covenants made by Purchaser in this Agreement.

(c) A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 4.7 unless and only to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof provided, however, that the Indemnifying Party shall be entitled to assume and conduct the defense thereof, unless the counsel to the Indemnified Party advises the Indemnifying Party in writing that such claim involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, in which event the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions). If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and each Indemnified Party shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold or delay its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding and does not involve any prospective relief against such Indemnified Party.

(d) For purposes of the indemnity contained in Section 4.7(a)(1) and Section 4.7(b)(1), all qualifications and limitations set forth in the parties’ representations and warranties (other than Section 2.2(j)(3)) as to “materiality,” “Material Adverse Effect” and words of similar import, shall be disregarded in determining whether there shall have been any inaccuracy in or breach of any representations and warranties in this Agreement.

(e) The Company shall not be required to indemnify the Indemnified Parties pursuant to Section 4.7(a)(1), (1) with respect to any claim for indemnification if the amount of Losses with respect to such claim (including a series of related claims) are less than $50,000 (any claim involving Losses less than such amount being referred to as a “De Minimis Claim”) and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.7(a)(1) exceed 3.0% of the Purchase Price (the “Threshold Amount”), in which event the Company shall be responsible for only the amount of such Losses in excess of the Threshold Amount. Purchaser shall not be required to indemnify the Indemnified Parties pursuant to Section 4.7(b)(1), (A) with respect to any De Minimis Claim and (B) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.7(b)(1) exceed the Threshold Amount, in which event Purchaser shall be responsible for only the amount of such Losses in excess of the Threshold Amount. The cumulative indemnification obligation of (1) the Company to Purchaser and all of the

Indemnified Parties affiliated with (or whose claims are permitted by virtue of their relationship with) Purchaser or (2) Purchaser to the Company and the Indemnified Parties affiliated with (or whose claims are permitted by virtue of their relationship with the) Company, in each case for inaccuracies in or breaches of representations and warranties, shall in no event exceed the Purchase Price.

(f) Any claim for indemnification pursuant to this Section 4.7 for breach of any representation or warranty can only be brought on or prior to the second anniversary of the Closing Date; provided that if notice of a claim for indemnification pursuant to this Section 4.7 for breach of any representation or warranty is brought prior to the end of such period, then the obligation to indemnify in respect of such breach shall survive as to such claim, until such claim has been finally resolved.

(g) The indemnity provided for in this Section 4.7 shall be the sole and exclusive monetary remedy of Indemnified Parties after the Closing for any inaccuracy of any representation or warranty or any other breach of any covenant or agreement contained in this Agreement; provided that nothing herein shall limit in any way any such party’s remedies in respect of fraud by any other party in connection with the transactions contemplated hereby. No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any consequential, indirect, incidental or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof. For the purposes of this Section 4.7, a diminution in value of the Securities will not constitute consequential, indirect or incidental damages.

(h) No investigation of the Company by Purchaser, or by the Company of Purchaser, whether prior to or after November 2, 2009 shall limit any Indemnified Party’s exercise of any right hereunder or be deemed to be a waiver of any such right.

(i) Any indemnification payments pursuant to this Section 4.7 shall be treated as an adjustment to the Purchase Price for the Securities for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable law.

4.8 Exchange Listing. The Company shall promptly use its reasonable best efforts to cause the shares of Common Stock to be issued pursuant to this Agreement and the shares of Common Stock reserved for issuance pursuant to the conversion of the Convertible Preferred Stock to be approved for listing on the NASDAQ Global Select Market, including by submitting prior to the Closing supplemental listing materials with the NASDAQ Global Select Market with respect to the shares of Common Stock to be issued pursuant to this Agreement and the shares of Common Stock reserved for issuance pursuant to the conversion of the Convertible Preferred Stock, subject to official notice of issuance (and, in the case of the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock upon receipt of the approval by the Company’s stockholders of the Stockholder Proposal, as promptly as practicable, and in any event before the Closing if permitted by the rules of the NASDAQ Global Select Market).

4.9 Registration Rights.

(a) Registration.

(1) Subject to the terms and conditions of this Agreement, the Company covenants and agrees that no later than the date that is six months after the Closing Date, the Company shall have prepared and filed with the SEC a Shelf Registration Statement covering all Registrable Securities (or otherwise designate an existing Shelf Registration Statement filed with the SEC to cover the Registrable Securities), and, to the extent the Shelf Registration Statement has not theretofore been declared effective or is not automatically effective upon such filing, the Company shall use reasonable best efforts to cause such Shelf Registration Statement to be declared or become effective and, subject to Sections 4.9(d) and 4.9(f), to keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of such Registrable Securities for a period from the date of its initial effectiveness until such time as there are no Registrable Securities remaining (including by refiling such Shelf Registration Statement (or a new Shelf Registration Statement) if the initial Shelf Registration Statement expires). So long as the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) at the time of filing of the Shelf Registration Statement with the SEC, such Shelf Registration Statement shall be designated by the Company as an automatic Shelf Registration Statement.

(2) Any registration pursuant to Section 4.9(a)(1) shall be effected by means of a shelf registration on an appropriate form under Rule 415 under the Securities Act (a “Shelf Registration Statement”) in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415 under the Securities Act. If Purchaser or any other Holder intends to distribute any Registrable Securities by means of an underwritten offering it shall promptly so advise the Company and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 4.9(c). The lead underwriters in any such distribution shall be selected by the holders of a majority of the Registrable Securities to be distributed.

(3) The Company shall not be required to effect a registration (including a resale of Registrable Securities from an effective Shelf Registration Statement) pursuant to this Section 4.9(a): (i) with respect to any Registrable Securities that cannot be sold under a registration statement as a result of the Transfer restrictions set forth herein; (ii) with respect to securities that are not Registrable Securities; (iii) during any

Scheduled Black-out Period; or (iv) if the Company has notified Purchaser that in the good faith judgment of the Board of Directors, it would be materially detrimental to the Company or its securityholders for such registration to be effected at such time, in which event the Company shall have the right to defer such registration for a period of not more than 90 days after receipt of the request of Purchaser; provided that such right to delay a registration shall be exercised by the Company (A) only if the Company has generally exercised (or is concurrently exercising) similar black-out rights against holders of similar securities that have registration rights and (B) not more than twice in any 12-month period and not more than 90 days in the aggregate in any 12-month period.

(4) Whenever the Company proposes to register any of its equity securities, other than a registration pursuant to Section 4.9(a)(1) or a Special Registration, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to Purchaser and all other Holders of its intention to effect such a registration (but in no event less than ten days prior to the anticipated filing date) and will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten business days after the date of the Company’s notice (a “Piggyback Registration”). Any such person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth business day prior to the planned effective date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 4.9(a)(4) prior to the effectiveness of such registration, whether or not Purchaser or any other Holders have elected to include Registrable Securities in such registration.

(5) If the registration referred to in Section 4.9(a)(4) is proposed to be underwritten, the Company will so advise Purchaser and all other Holders as a part of the written notice given pursuant to Section 4.9(a)(4). In such event, the right of Purchaser and all other Holders to registration pursuant to this Section 4.9(a) will be conditioned upon such persons’ participation in such underwriting and the inclusion of such person’s Registrable Securities in the underwriting, and each such person will (together with the Company and the other persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. If any participating person disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and Purchaser (if Purchaser is participating in the underwriting).

(6) If a Piggyback Registration relates to an underwritten primary offering on behalf of the Company, and the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such offering or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities of Purchaser and all other Holders who have requested inclusion of Registrable Securities pursuant to Section 4.9(a)(4), pro rata on the basis of the aggregate number of such securities or shares owned by each such person and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.

(b) Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the aggregate offering or sale price of the securities so registered.

(c) Obligations of the Company. The Company shall use its reasonable best efforts for so long as there are Registrable Securities outstanding, to take such actions as are under its control to remain a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)). In addition, whenever required to effect the registration of any Registrable Securities or facilitate the distribution of Registrable Securities pursuant to an effective registration statement, the Company shall, as expeditiously as reasonably practicable:

(1) Prepare and file with the SEC a prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to an effective registration statement and, subject to Section 4.9(d), keep such registration statement effective or such prospectus supplement current.

(2) Prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(3) Furnish to the Holders and any underwriters such number of copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.

(4) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders or any managing underwriter(s), to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(5) Notify each Holder at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(6) Give written notice to the Holders;

(A) when any registration statement filed pursuant to Section 4.9(a) or any amendment thereto has been filed with the SEC and when such registration statement or any post-effective amendment thereto has become effective;

(B) of any request by the SEC for amendments or supplements to any registration statement or the prospectus included therein or for additional information;

(C) of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose;

(D) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(E) of the happening of any event that requires the Company to make changes in any effective registration statement or the prospectus related to the registration statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made); and

(F) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 4.9(c)(10) cease to be true and correct.

(7) Use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement referred to in Section 4.9(c)(6)(C) at the earliest practicable time.

(8) Upon the occurrence of any event contemplated by Section 4.9(c)(5) or 4.9(c)(6)(E), promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders and any underwriters, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders in accordance with Section 4.9(c)(6)(E) to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Holders and any underwriters shall suspend use of such prospectus and use their reasonable best efforts to return to the Company all copies of such prospectus (at the Company’s expense) other than permanent file copies then in such Holder’s or underwriter’s possession. The total number of days that any such suspension may be in effect in any 180 day period shall not exceed 45 days.

(9) Use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders or any managing underwriter(s).

(10) Enter into an underwriting agreement in customary form, scope and substance and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith or by the managing underwriter(s), if any, to expedite or facilitate the underwritten disposition of such Registrable Securities, and in connection therewith in any underwritten offering (including making members of management and executives of the Company available to participate in “road show”, similar sales events and other marketing activities), (i) make such representations and warranties to the Holders that are selling stockholders and the managing underwriter(s), if any, with respect to the business of the Company and its subsidiaries, and the registration statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in customary form, substance and scope, and, if true, confirm the same if and when requested, (ii) use its reasonable best efforts to furnish underwriters opinions of counsel to the Company, addressed to the managing underwriter(s), if any, covering the matters customarily covered in such opinions requested in underwritten offerings, (iii) use its reasonable best efforts to obtain “cold comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are included in the registration statement) who have certified the financial statements included in such registration statement, addressed to each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures customary in underwritten offerings, and (v) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. Notwithstanding anything contained herein to the contrary, the Company shall not be required to enter into any underwriting agreement or permit any underwritten offering absent an agreement by the applicable underwriter(s) to indemnify the Company in form, scope and substance as is customary in underwritten offerings by the Company in which an affiliate of the Company acts as an underwriter

(11) Make available for inspection by a representative of Holders that are selling stockholders, the managing underwriter(s), if any, and any attorneys or accountants retained by such Holders or managing underwriter(s), at the offices where normally kept, during reasonable business hours, financial and other records, pertinent corporate documents and properties of the Company, and cause the officers, directors and employees of the Company to supply all information in each case reasonably requested by any such representative, managing underwriter(s), attorney or accountant in connection with such registration statement.

(12) Cause all such Registrable Securities (other than Convertible Preferred Stock) to be listed on each securities exchange on which similar securities issued by the Company are then listed or, if no similar securities issued by the Company are then listed on any securities exchange, use its reasonable best efforts to cause all such Registrable Securities (other than Convertible Preferred Stock) to be listed on the New York Stock Exchange or the NASDAQ Global Select Market, as determined by the Company.

(13) If requested by Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith, or the managing underwriter(s), if any, promptly include in a prospectus supplement or amendment such information as the Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith or managing underwriter(s), if any, may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company has received such request.

(14) Timely provide to its securityholders earnings statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(d) Suspension of Sales. During any Scheduled Black-out Period and upon receipt of written notice from the Company that a registration statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that circumstances exist that make inadvisable use of such registration statement, prospectus or prospectus supplement, Purchaser and each Holder shall forthwith discontinue disposition of Registrable Securities under the registration statement until termination of such Scheduled Black-Out Period or until Purchaser and/or Holder has received copies of a supplemented or amended prospectus or prospectus supplement, or until such Holder is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice. The total number of days that any such suspension may be in effect in any 180 day period shall not exceed 45 days.

(e) Termination of Registration Rights. A Holder’s registration rights as to any securities held by such Holder (and its Affiliates, partners, members and former members) shall not be available unless such securities are Registrable Securities.

(f) Furnishing Information.

(1) Neither Purchaser nor any Holder shall use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of the Company.

(2) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 4.9(c) that Purchaser and/or the selling Holders and the underwriters, if any, shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registered offering of their Registrable Securities. The Company shall not name Purchaser or any of its Affiliates as “underwriters” in any registration statement without the prior written consent of Purchaser, provided, however, that if such prior written consent is not provided upon the Company’s request (which request shall only be made if staff of the SEC requests naming of Purchaser as “statutory underwriter” and after the Company uses its reasonable efforts to negotiate with the staff of the SEC with a view to not naming Purchaser as “underwriter”), Purchaser and any Affiliates shall not be eligible to include Registrable Securities in the applicable registration statement.

(g) Indemnification.

(1) The Company agrees to indemnify each Holder and, if a Holder is a person other than an individual, such Holder’s officers, directors, employees, agents, representatives and Affiliates, and each Person, if any, that controls a Holder within the meaning of the Securities Act (each, an “Indemnitee”), against any and all losses, claims, damages, actions, liabilities, costs and expenses (including reasonable fees, expenses and disbursements of attorneys and other professionals incurred in connection with investigating, defending, settling, compromising or paying any such losses, claims, damages, actions, liabilities, costs and expenses), joint or several, arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto); or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Company shall not be liable to such Indemnitee in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (i) an untrue statement or omission made in such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company by such Indemnitee for use in connection with such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, or (ii) offers or sales effected by or on behalf of such Indemnitee “by means of” (as defined in Rule 159A) a “free writing prospectus” (as defined in Rule 405) that was not authorized in writing by the Company.

(2) If the indemnification provided for in Section 4.9(g)(1) is unavailable to an Indemnitee with respect to any losses, claims, damages, actions, liabilities, costs or expenses referred to therein or is insufficient to hold the Indemnitee harmless as contemplated therein, then the Company, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages, actions, liabilities, costs or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnitee, on the one hand, and the Company, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, actions, liabilities, costs or expenses as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and of the Indemnitee, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 4.9(g)(2) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 4.9(g)(1). No Indemnitee guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from the Company if the Company was not guilty of such fraudulent misrepresentation.

(h) Assignment of Registration Rights. The rights of Purchaser to registration of Registrable Securities pursuant to Section 4.9(a) may be assigned by Purchaser to a transferee or assignee of Registrable Securities to which (i) there is transferred to such transferee no less than $5,000,000 in Registrable Securities and (b) such Transfer is permitted under the terms hereof; provided, however, that the Company shall have no obligations with respect to such transferee or assignee until such time as Purchaser or such transferee or assignee shall have furnished to the Company written notice of the name and address of such transferee or assignee and the number and type of Registrable Securities that are being assigned.

(i) “Market Stand-Off’ Agreement; Agreement to Furnish Information. Purchaser and each Holder hereby agrees:

(1) that Purchaser shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any common equity securities of the Company or any securities convertible into or exchangeable or exercisable for any common equity securities of the Company held by Purchaser (other than those included in the registration) for a period specified by the representatives of the underwriters of the common equity or equity-related securities not to exceed ten days prior and 90 days following the effective date of any firm commitment underwritten registered sale of common equity securities of the Company or any securities convertible into or exchangeable or exercisable for any common equity securities of the Company by the Company that raises aggregate gross proceeds of at least $50,000,000 for the Company’s own account in which the Company gave Purchaser an opportunity to participate in accordance with Section 4.9(a)(4) through (a)(6); provided that all executive officers and directors of the Company enter into similar agreements and only if such persons remain subject thereto (and are not released from such agreement) for such period; provided that nothing herein will prevent Purchaser from making any distribution of Registrable Securities to the partners or shareholders thereof or a transfer to an Affiliate that is otherwise in compliance with applicable securities laws, so long as such distributees or transferees agree to be bound by the restrictions set forth in this Section 4.9(i);

(2) to execute and deliver such other agreements as may be reasonably requested by the Company or the representatives of the underwriters which are consistent with the foregoing obligation in Section 4.9(i)(1) or which are necessary to give further effect thereto; and

(3) if requested by the Company or the representative of the underwriters of Common Stock (or other securities of the Company), Purchaser shall provide, within ten days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act in which Purchaser participates;

provided, that clauses (1) and (2) of this Section 4.9(i) shall not apply to Purchaser or any Holder that, together with its Affiliates (other than, if Purchaser is an Institutional Investor, its non-controlled Affiliates), is the Beneficial Owner of less than 5% of the outstanding Common Stock; provided, further, that clauses (1) and (2) of this Section 4.9(i) shall not apply after the date that is six months from the Closing Date.

(j) With respect to any underwritten offering of Registrable Securities by Purchaser or other Holders pursuant to this Section 4.9, the Company agrees not to effect (other than pursuant to such registration or pursuant to a Special Registration) any public sale or distribution, or to file any registration statement (other than such registration or a Special Registration) covering, in the case of an underwritten offering of Common Stock, any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the period not to exceed ten days prior and 90 days following the effective date of such offering, if requested by the managing underwriter. “Special Registration” means the registration of (i) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (ii) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or its direct or indirect Subsidiaries or in connection with dividend reinvestment plans.

(k) Rule 144 Reporting. With a view to making available to Purchaser and Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(1) make and keep public information available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

(2) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(3) so long as Purchaser or any other Holder owns any Registrable Securities, furnish to Purchaser or such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as Purchaser or such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

(l) As used in this Section 4.9, the following terms shall have the following respective meanings:

(1) “Holder” means Purchaser and any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 4.9(h) hereof.

(2) “Holders’ Counsel” means one counsel for the selling Holders chosen by Holders holding a majority interest in the Registrable Securities being registered.

(3) “Register,” “registered,” and “registration” shall refer to a registration effected by preparing and (a) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement.

(4) “Registrable Securities” means the Securities and any additional shares of Common Stock or Convertible Preferred Stock that may be issued from time to time pursuant to this Agreement (“Additional Securities”) (and any shares of capital stock or other equity interests issued or issuable to any Holder with respect to such Securities or Additional Securities by way of stock dividends or stock splits or in connection with a combination of shares, recapitalization, merger or other reorganization), provided that, once issued, such Securities or Additional Securities will not be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they may be sold pursuant to Rule 144 without limitation thereunder on volume or manner of sale, but only if such Holder at such time holds Securities and Additional Securities with an aggregate market value of less than $25,000,000, (iii) they shall have ceased to be outstanding or (iv) they have been sold in a private transaction in which the transferor’s rights under this Section 4.9 are not assigned to the transferee of the securities. No Registrable Securities may be registered under more than one registration statement at any one time.

(5) “Registration Expenses” mean all expenses incurred by the Company in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under this Section 4.9, including all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred in connection with any “road show”, the reasonable fees and disbursements of Holders’ Counsel, and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(6) “Rule 144”, “Rule 159A”, “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.

(7) “Scheduled Black-out Period” means the period from and including the last day of a fiscal quarter of the Company to and including the business day after the day on which the Company publicly releases its earnings for such fiscal quarter; provided that the trading window applicable to the Company’s senior management under the Company’s trading policies then in effect is not open any time during such period.

(8) “Selling Expenses” mean all discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of Holders’ Counsel included in Registration Expenses).

(m) At any time, any holder of Securities (including any Holder) may elect to forfeit its rights set forth in this Section 4.9 from that date forward; provided, that a Holder forfeiting such rights shall nonetheless (i) be obligated under Section 4.9(i)(1) with respect to any Pending Underwritten Offering to the same extent that such Holder would have been obligated if the holder had not withdrawn and (ii) be entitled to participate under Section 4.9(a)(4) – (6) in any Pending Underwritten Offering to the same extent that such Holder would have been entitled to if the holder had not withdrawn; and provided, further, that no such forfeiture shall terminate a Holder’s rights or obligations under Section 4.9(f) with respect to any prior registration or Pending Underwritten Offering. “Pending Underwritten Offering” means, with respect to any Holder forfeiting its rights pursuant to this Section 4.9(m), (i) any registered sale described in Section 4.9(i)(1) that has an effective date prior to the date of such Holder’s forfeiture, and (ii) any other underwritten offering of Registrable Securities (including an underwritten offering pursuant to a Shelf Registration Statement) in which such Holder has advised the Company of its intent to register its Registrable Securities either pursuant to Section 4.9(a)(2) or 4.9(a)(4) prior to the date of such Holder’s forfeiture.

4.10 Certificate of Designations. In connection with the Closing, the Company shall file the Preferred Stock Certificate of Designations for the Convertible Preferred Stock in the form attached to this Agreement as Exhibit A in the State of Delaware, and such Preferred Stock Certificate of Designations shall continue to be in full force and effect as of the Closing Date.

4.11 [Reserved].

4.12 [Reserved].

4.13 Subscription Rights.

(a) After November 2, 2009, so long as Purchaser holds at least 50% of the shares of Common Stock (including for this purpose shares of Common Stock issuable upon conversion of the Convertible Preferred Stock) acquired by Purchaser in connection with the transactions contemplated by this Agreement (as adjusted from time to time for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in the Company’s capitalization and before giving effect to any issuances triggering this Section 4.13 and subject to Section 4.1(a)), if at any time after the Closing and before the six month anniversary of the Closing (or with respect to any Purchaser that has a Qualifying Ownership Interest immediately following the Closing, before the third anniversary of the Closing), the Company at any time or from time to time makes any public or non-public offering of any Common Stock or any securities that are convertible or exchangeable into (or exercisable for) Common Stock (any such security a “New Security”) (other than (1) pursuant to the granting or exercise of employee stock options or other equity incentives pursuant to the Company’s stock incentive plans or the issuance of stock pursuant to any employee stock purchase plan, (2) issuances for the purposes of consideration in acquisition transactions, including transactions which occurred prior to the Effectiveness Date, (3) issuances of any securities issued as a result of a stock split, stock dividend, reclassification or reorganization or similar event, but solely to the extent such issuance is (A) made to all holders of Common Stock and (B) results in an adjustment to the conversion price of the Convertible Preferred Stock, (4) issuances of shares of Common Stock issued upon conversion of, or as a dividend on, the Company Preferred Stock and (5) issuances of shares of Common Stock issued upon conversion of, or as a dividend on, any convertible securities of the Company issued prior to November 2, 2009), Purchaser shall be afforded the opportunity to acquire from the Company for the same price (net of any underwriting discounts or sales commissions) (provided that if from and including the Closing Date to the date that is six months thereafter, the Company issues or sells or agrees to issue or sell, under this Agreement, the Investment Agreements with Other Investors and/or in one or more other transactions, in excess of $500,000,000, in the aggregate, of Common Stock (or other securities that are convertible into or exchangeable or exercisable for, or are otherwise linked to, Common Stock) (excluding up to an aggregate of $15,000,000 of Common Stock or other equity securities and/or options or other rights in respect thereof to be offered to directors, employees or consultants of the Company or its direct or indirect Subsidiaries pursuant to employee benefit plans, employment agreements or other customary compensatory plans or arrangements), then with respect to such excess over $500,000,000, the price payable by Purchaser with respect to the securities it has the right to acquire pursuant to this Section 4.13 shall be the lesser of (i) 90% of the price per share at which such New Security is offered to third parties and (ii) the price per share at which such New Security is offered to third parties minus $1.00 per share (as appropriately adjusted to take into account any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Common Stock) (such discounted price, the “Discounted New Security Price”); provided further, (and without duplication of right provided in the preceding proviso) if within six months of the Closing Date, the Company issues or sells or agrees to issue or sell any New Securities (excluding up to an aggregate of $15,000,000 of Common Stock or other equity securities and/or options or other rights in respect thereof to be offered to directors, employees or consultants of the Company or its direct or indirect Subsidiaries pursuant to employee benefit plans, employment agreements or other customary compensatory plans or arrangements) at a purchase, exercise, conversion or exchange price per share of Common Stock that is less than $9.04 (which, solely for purposes of this Section 4.13 shall be appropriately adjusted to take into account any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Common Stock), then the price payable by Purchaser with respect to the securities it has the right to acquire pursuant to this Section 4.13 shall be the Discounted New Security Price) and on the same terms as such securities are proposed to be offered to others, up to the amount of New Securities in the aggregate required to enable it to maintain its proportionate Common Stock-equivalent interest in the Company; provided that Purchaser shall not be entitled to acquire securities pursuant to this Section 4.13 if such acquisition would cause or would result in Purchaser and its Affiliates, collectively, being deemed to own, control or have the power to vote, for purposes of the BHC Act or the CIBC Act or Section 700 et. seq. of the California Financial Code and any rules and regulations promulgated thereunder, 10% or more of any class of “voting securities” (as defined in the BHC Act and any rules or regulations promulgated thereunder) of the Company outstanding at such time. Subject to the foregoing proviso, the amount of New Securities that Purchaser shall be entitled to purchase in the aggregate shall be determined by multiplying (x) the total number of such offered shares of New Securities by (y) a fraction, the numerator of which is the number of shares of Common Stock held by Purchaser plus the number of shares of Common Stock represented by the Convertible Preferred Stock held by Purchaser on an as converted basis, as of such date, and the denominator of which is the number of shares of Common Stock then outstanding plus the number of shares of Common Stock represented by all then outstanding shares of Convertible Preferred Stock on an as converted basis, as of such date. For the avoidance of doubt, to the extent that the Company complies with its obligations pursuant to this Section 4.13 with respect to any securities that are convertible or exchangeable into (or exercisable for) Common Stock, Purchaser shall not have an additional right to purchase pursuant to this Section 4.13 additional securities as a result of the issuance of New Securities upon the conversion, exchange or exercise of such earlier issued securities (whether or not Purchaser exercised its right to purchase such earlier issued securities).

(b) In the event the Company proposes to offer New Securities, it shall give Purchaser written notice of its intention, describing the price (or range of prices), anticipated amount of securities, timing and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering) no later than five business days, as the case may be, after the initial filing of a registration statement with the SEC with respect to an underwritten public offering, after the commencement of marketing with respect to a Rule 144A offering or after the Company proposes to pursue any other offering. The Company may provide such notice to Purchaser on a confidential basis prior to public disclosure of such offering; provided that if Purchaser is an Institutional Investor, the Company shall only provide notice to such person, if any, indicated as the Section 4.13 Notice Person on Schedule A to such Purchaser’s signature page. Purchaser shall have one business day (or, in the case of an offering other than a registered public offering, five business days) from the date of receipt of such notice to notify the Company in writing whether it will exercise such subscription rights and as to the amount of New Securities Purchaser desires to purchase, up to the maximum amount calculated pursuant to Section 4.13(a); provided that for purposes of this Section 4.13, in the event that a one business day reply period will apply, then in addition to providing notice to Purchaser in accordance with Section 6.7, the Company shall use its reasonable best efforts to effect actual notice of Purchaser as promptly as practicable, including via telephone and/or electronic mail. Such notice shall constitute a binding commitment by Purchaser to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it. The failure of Purchaser to respond within such one business day (or five business day, as applicable) period shall be deemed to be a waiver of Purchaser’s rights under this Section 4.13 only with respect to the offering described in the applicable notice.

(c) Purchaser shall purchase the securities that it has elected to purchase concurrently with the related issuance of such securities by the Company (or, if such party was given less than three business days’ prior written notice of such issuance, then within three business days following such issuance). In the event that the proposed issuance by the Company of securities which gave rise to the exercise by Purchaser of its subscription rights pursuant to this Section 4.13 shall be terminated or abandoned by the Company without the issuance of any securities, then the purchase rights of Purchaser pursuant to this Section 4.13 shall also terminate as to such proposed issuance by the Company (but not any subsequent or future issuance), and any funds in respect thereof paid to the Company by Purchaser in respect thereof shall be refunded in full.

(d) In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors; provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.

(e) The Company and Purchaser shall cooperate in good faith to facilitate the exercise of Purchaser’s rights pursuant to this Section 4.13, including securing any required approvals or consents.

4.14 Other Purchasers. The Company warrants and agrees that no other purchaser under Investment Agreements, each effective as of the same date as this Agreement (“Other Purchaser”) shall purchase in connection with the Closing Common Stock or Convertible Preferred Stock under their respective investment agreements at a price per share or with a conversion price, respectively, that is lower than the price per share and conversion price of the Common Stock and Convertible Preferred Stock, respectively, purchased by Purchaser in connection with the Closing hereunder. Prior to the execution of this Agreement, the Company will disclose to Purchaser any terms of (i) the Investment Agreement for any Other Purchaser that are materially more favorable to such Other Purchaser than the corresponding terms in this Agreement are to Purchaser and (ii) any other agreement or arrangement between the Company and any Other Purchaser entered into in connection with such Other Purchaser’s Investment Agreement, provided that the Company need not advise Purchaser of any expense reimbursement agreements between the Company and an Other Purchaser. In addition, unless otherwise agreed in writing by Purchaser, Purchaser shall not receive a lower proportion of Common Stock, as compared to Convertible Preferred Stock, at the Closing than such proportion received by any Other Purchaser at the closing of their respective transactions under such investment agreements (it being understood that, as a result of any such agreement by Purchaser, or similar agreements by Other Purchasers, to receive lower proportions of Common Stock, as compared to Convertible Preferred Stock, at the closing of their respective transactions under such investment agreements, it is possible that Purchaser and the Other Purchasers will not all receive identical proportions of Common Stock and Convertible Preferred Stock).

4.15 Tax Treatment of Convertible Preferred Stock. The Company covenants (i) not to treat the Convertible Preferred Stock as preferred stock for purposes of Section 305 of the Internal Revenue Code of 1986, as amended, except as otherwise required by applicable law; and (2) that all payments of PIK Dividends (as defined in the Preferred Stock Certificate of Designations) shall be made free and clear of, and without any deduction or withholding for any taxes; provided that if the Company deducts or withholds any amount in respect of any PIK Dividend payment to any holder of Convertible Preferred Stock, the PIK Dividend payment to such holder shall be increased as necessary so that after making all deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this provision) such holder receives an amount equal to the amount it would have received had no such deductions or withholdings been made.

4.16 FIRPTA Assistance. As and when reasonably requested by Purchaser, the Company agrees to provide prompt assistance in connection with determinations by Purchaser of whether specified Common Stock or Convertible Preferred Stock that Purchaser holds or has held constitutes a United States real property interest under Section 897 of the Code.

ARTICLE V

TERMINATION; RESCISSION

5.1 Termination; Rescission.

(a) In the event that, following the Effectiveness Date, the Purchase and Assumption Agreement with the Federal Deposit Insurance Corporation relating to the purchase by East West Bank (the “Bank”), a wholly-owned Subsidiary of the Company, of certain assets, and the assumption by the Bank of deposits (and certain other specified liabilities), of United Commercial Bank (“Failed Bank”) (the “P&A Agreement”) is not entered into on or before December 1, 2009 or is entered into prior to such date but subsequently terminated prior to the date the Federal Deposit Insurance Corporation is appointed as Receiver of the Failed Bank and transfers the asset and liabilities of the Failed Bank to the Bank (such transfer, the “P&A Closing”) pursuant to the P&A Agreement and prior to the Closing, then either the Company or Purchaser, upon written notice to the other party, may terminate this Agreement.

(b) If Purchaser is not a Section 1.2(c) Purchaser, promptly following a termination pursuant to Section 5.1(a), the Company and Purchaser shall provide written notice to the Escrow Agent notifying the Escrow Agent that this Agreement has been terminated. Pursuant to the Escrow Agreement, the Escrow Agent shall (A) distribute Purchaser’s Purchase Price to Purchaser and (B) advise the Transfer Agent that the share issuance instructions with respect to Purchaser shall be null and void.

(c) In the event that following the Closing, the P&A Agreement is terminated prior to the P&A Closing, then the Company shall promptly notify Purchaser of such termination and either the Company or Purchaser, upon written notice to the other party, may terminate this Agreement and rescind the purchase of the Securities hereunder. Promptly following such termination, (i) the Company and Purchaser shall provide written notice to the Transfer Agent notifying the Transfer Agent that this Agreement has been terminated and such purchase rescinded and that the share issuance instructions with respect to Purchaser shall be null and void (unless Purchaser is a Certificate Purchaser, in which case Purchaser shall return to the Company for cancellation the certificates for its Securities concurrently with the Company returning Purchaser’s Purchase Price pursuant to the following clause (ii)) and (ii) the Company shall promptly return to Purchaser by wire transfer of immediately available funds to a bank account designated by Purchaser, its Purchase Price.

(d) In the case of any termination and/or rescission pursuant to this Section 5.1, the parties agree to treat the transactions contemplated by this Agreement as disregarded for United States federal, state, local and foreign income tax purposes in accordance with Internal Revenue Service Revenue Ruling 80-58, except as otherwise required by applicable law.

ARTICLE VI

MISCELLANEOUS

6.1 Survival. Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement but only for a period of two years following the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period) and thereafter shall expire and have no further force and effect, including in respect of Section 4.7. Except as otherwise provided herein, all covenants and agreements contained herein, other than those which by their terms are to be performed in whole or in part after the Closing Date, shall terminate as of the Closing Date.

6.2 Expenses. Each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement; except as may be concurrently or subsequently agreed in writing between the Company and Purchaser.

6.3 Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.4 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

6.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Court of Chancery of Delaware, or, in the event that such court does not have subject matter jurisdiction, in the United States District Court for the District of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

6.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY

IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) If to Purchaser to it at:

As set forth on such Purchaser’s signature page hereto.

(b) If to the Company:

East West Bancorp, Inc.

135 N. Los Robles Avenue, 7th Floor

Pasadena, CA 91101

Attention: Douglas P. Krause

Fax: (626) 243-1282

with a copy to (which copy alone shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Lee Meyerson

Ellen R. Patterson

Telephone: (212) 455-2000

Fax: (212) 455-2502

6.8 Entire Agreement, Etc. (a) This Agreement (including the Exhibits and Disclosure Schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; and (b) this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void); provided that Purchaser may assign its rights and obligations under this Agreement (i) to any Affiliate, but only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (any such transferee shall be included in the term “Purchaser”); provided, further, that no such assignment shall relieve Purchaser of its obligations hereunder and (ii) as provided in Section 4.9.

6.9 Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a) the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise;

(b) the word “or” is not exclusive;

(c) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”; and

(d) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(e) “business day” means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed;

(f) “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act; and

(g) to the “knowledge of the Company” or “Company’s knowledge” means the actual knowledge after due inquiry of the “officers” (as such term is defined in Rule 3b-2 under the Exchange Act, but excluding any Vice President or Secretary) of the Company.

6.10 Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.11 Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.12 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit right or remedies, except that the provisions of Sections 4.7 and 4.9 shall inure to the benefit of the persons referred to in that Section.

6.13 Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.

6.14 Effectiveness. Sections 4.13, 6.2 through 6.12 and this Section 6.14 shall be effective upon the execution of this Agreement by the parties hereto. All other provisions of this Agreement shall become automatically effective, without further action of the parties, upon the notification of the Company by the Federal Deposit Insurance Corporation that the Bank is the winning bidder for Failed Bank and that the Federal Deposit Insurance Corporation intends to enter into the P&A Agreement with the Bank relating to the Bank’s purchase of certain assets and assumption of deposits (and certain other specified liabilities) of Failed Bank (the date of such notification, the “Effectiveness Date”). If such notification is not received on or before December 1, 2009, or if the Federal Deposit Insurance Corporation has affirmatively advised the Company that the Bank is not the winning bidder for the Failed Bank, this Agreement shall terminate, other than Sections 6.2 through 6.12 and this Section 6.14, which shall survive such termination. The Company shall promptly notify Purchaser upon receipt of any notification described in the two preceding sentences from the Federal Deposit Insurance Corporation. Prior to such termination, neither party may revoke its acceptance of this Agreement, except as provided in the Purchaser Side Letter attached as Exhibit C hereto, if applicable to Purchaser.

6.15 Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor Purchaser will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure. The Company will not publicly disclose the name of Purchaser or its investment advisor except to the extent required by applicable law or authorized in writing by Purchaser, or to any applicable Governmental Authority or securities exchange. The Company and Purchaser agree that (i) within one business day following the P&A Closing (but, for the avoidance of doubt, only if the P&A Closing occurs), the Company shall publicly disclose the transactions contemplated by this Agreement and (ii) any provision contained in a confidentiality agreement between Purchaser and the Company relating to the transactions contemplated by this Agreement shall be amended and superseded by the foregoing.

6.16 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

* * *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of this             day of             , 2009.

PURCHASER:

[Name]

By:
Name:
Title:

EAST WEST BANCORP, INC.

By:
Name:
Title:

Purchaser Signature Page Annex

TO BE COMPLETED BY PURCHASER ONLY:

Form and jurisdiction of formation of Purchaser:

Tax ID Number of Purchaser:

Name under which Securities to be registered (including nominee name, if applicable):

Shares of Common Stock (or securities convertible into or exchangeable for Common Stock) required to be disclosed pursuant to Section 2.3(d)

Notice Information:

Address:

Attention:

Fax:

Email:

TO BE COMPLETED BY COMPANY ONLY:

Shares of Convertible Preferred Stock purchased:

Price per share of Convertible Preferred Stock purchased: $1,000.00

Shares of Common Stock purchased:

Price per share of Common Stock purchased: $

Purchase Price: $

Indicate by “X” if Purchaser is an “Institutional Investor”:

Indicate by “X” if Purchaser is a “Section 1.2(c) Purchaser”:

Indicate by “X” if Purchaser is a “Certificate Purchaser”:

[Signature Page to Investment Agreement]

Schedule A to Signature Page

For Institutional Investor Only

Section 4.13 Notice Person

Name:

Address:

Telephone:

Fax:

Email:

List of Common Accounts (see Sections 2.3(d) and 3.2(a)), including legal name (and if applicable, nominee name) and Tax ID (and if applicable, nominee Tax ID) of each Account if shares are to be registered to each account.

[Signature Page to Investment Agreement]